Exhibit 99.1

Purple Innovation Announces Preliminary Estimated Fiscal 2022 Results in Conjunction with Presenting its
New Premium Mattress Lineup at Las Vegas Market

Lehi, Utah, January 30, 2023 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple” or the “Company”), a comfort innovation company known for creating the “World’s First No Pressure ™ Mattress,” today announced preliminary estimated results for the fiscal year ended December 31, 2022. The announcement comes in conjunction with the Company’s participation in the Las Vegas Market trade show running from January 29, 2023 through January 31, 2023 at the World Market Center Las Vegas, where the Company plans to showcase its 2023 new premium product lineup and meet with analysts and investors. These financial results are subject to change pending the completion of the Company’s year-end financial reporting processes, reviews, and audit.

Preliminary Estimated Results for Fiscal 2022

For the year ended December 31, 2022, the Company expects to report:

●	Net sales of approximately $574 million compared to guidance of $570 million to $590 million.

●	Net loss between $(97.5) million and ($83.7) million.

●	Adjusted EBITDA at the low end of its guidance range of $2 million to $7 million.

Rob DeMartini, Chief Executive Officer, commented, “I am pleased that we delivered sequential improvement in quarterly net sales despite ongoing macroeconomic challenges. While our fourth quarter top-line performance was encouraging, industry headwinds, in particular the impact of inflation on consumer discretionary spending and a highly promotional environment during the holiday season, put some additional pressure on gross margins and profitability.

“Looking to Las Vegas Market, we are excited to introduce our broadest and most innovative lineup of premium mattresses ever. We believe the launch of these new products in our ecommerce, showroom and wholesale channels beginning in the second quarter, coupled with new brand positioning and the deployment of enhanced marketing programs, will drive year-over-year growth starting in the second half of 2023.”

The Company has not yet completed the preparation of financial statements for the year ended December 31, 2022. Expectations for net sales, net loss, and Adjusted EBITDA for the year ended December 31, 2022 are preliminary, unaudited, and are subject to change based on the completion of ongoing internal control review, and audit procedures. As a result, these amounts may differ materially from the amounts that will be reflected in the Company’s consolidated financial statements for the year ended December 31, 2022. Accordingly, you should not place undue reliance on these preliminary estimates. The Company currently plans to report results for the three months and year ended December 31, 2022 on March 16, 2023, at which time it will also provide 2023 guidance.

The Company’s estimate of net loss set forth above includes the impact of certain adjustments relating to the Company’s deferred tax assets (“DTAs”). The Company is required to establish a valuation allowance for DTAs if management believes it is “more-likely-than-not” that the DTAs will not be realized. The Company is required to evaluate both negative and positive evidence of the Company’s ability to realize the DTAs. In the course of year-end procedures for 2022, the Company evaluated a number of factors, including the Company’s cumulative 3-year income or loss position. Previously, the Company had a cumulative 3-year income position and therefore did not need to establish an allowance for DTAs. The Company now anticipates entering a cumulative 3-year loss position in the first half of 2023, primarily due to positive 2020 results rolling off the cumulative 3-year period. As a result, the Company anticipates that we will need to recognize a valuation allowance on DTAs in the fourth quarter of 2022, since the Company now expects, driven mostly by this historical evidence, that it is “more-likely-than-not” that we will not realize the DTAs.

In reviewing DTAs and the existing valuation allowance as of December 31, 2022, the Company anticipates recording an additional valuation allowance of approximately $213 million to $227 million, resulting in recognizing a deferred tax expense of approximately $213 million to $227 million. This additional valuation allowance is expected to offset the current remaining balance of DTAs. The largest DTA relates to step-up associated with Class B units discussed below.

In addition to the impact on the DTA, the valuation allowance also impacts the recording of liabilities relating to the Tax Receivable Agreement dated February 2, 2018. As noncontrolling interest holders exercise their right to exchange or cause Purple LLC to redeem all or a portion of their Class B Units, a liability is recorded based on 80% of the estimated future cash tax savings that the Company may realize as a result of increases in the basis of the assets of Purple LLC attributed to us as a result of such exchange or redemption. As the Company records the valuation allowance, the DTAs associated with the step-up relating to the exchanges of Class B Units will be reversed, resulting in a reversal of the liability. The Company has previously recorded approximately a $162 million liability associated with the Tax Receivable Agreement and the reversal of such liability is expected to result in recognizing other income of approximately $162 million as of December 31, 2022.

Based on the foregoing, the Company anticipates a net impact of approximately $51 million to $65 million of non-cash additional expense to the consolidated financial statements for the quarter and year ended December 31, 2022. It is possible that, in the future, conditions will require the Company to reevaluate the valuation allowance for DTAs and the Tax Receivable Agreement liability, which may result in increases or decreases in such balances, resulting in increases or decreases in net income. While future conditions may make it possible for the Company to utilize DTAs, there is no guarantee that any of the benefits of the DTAs will be realized.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 30 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors’ products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements relating to estimated financial and operating results for the full year 2022, adjustments to and our ability to utilize deferred tax assets, and expected growth in 2023. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: uncertainties regarding the extent and duration of the impact of the COVID-19 pandemic on many aspects of our business, operations and financial performance; disruptions to our manufacturing processes; changes in economic, financial and end-market conditions in the markets in which we operate; decreasing consumer demand for home goods and bedding products; fluctuations in raw material prices and cost of labor; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; changes in consumer demand, including pullbacks in consumer spending; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2022, as amended by our Annual Report on Form 10-K/A filed with the SEC on March 16, 2022 and our Quarterly Report on Form 10-Q filed with the SEC on November 9, 2022. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure that removes the impact of certain non-cash and non-recurring costs. Management believes that the use of Adjusted EBITDA provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of Adjusted EBITDA to the most comparable GAAP financial measure.

Investor Contact:

Brendon Frey, ICR
brendon.frey@icrinc.com
203-682-8200

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA and Adjusted EBITDA. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net loss to the non-GAAP measures of EBITDA and Adjusted EBITDA is provided below. EBITDA represents net loss before interest expense, income tax expense, other (income) expense, net, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to warrant liability, stock-based compensation expense, vendor separation fee, tax receivable agreement income, nonrecurring legal fees, acquisition expenses, executive interim and search costs, severance costs, showroom opening costs, new production facility start-up costs, and COVID-19 related expenses. We believe EBITDA and Adjusted EBITDA provide additional useful information with respect to the impact of various adjustments and provide meaningful measures of our operating performance.

(in thousands)	Year Ended December 31, 2022
	Low	High

GAAP net loss	$(83,679)	$(97,479)
Interest expense	3,536	3,536
Income tax expense	206,383	220,383
Other income, net	(421)	(421)
Depreciation and amortization	17,314	17,314
EBITDA	143,133	143,333
Adjustments:
Warrant Liability	(4,343)	(4,343)
Stock-based compensation expense	3,367	3,367
Vendor separation fee	3,136	3,136
Tax Receivable Agreement income	(161,970)	(161,970)
Legal fees	3,432	3,432
Acquisition expenses	4,153	4,153
Executive interim and search costs	5,180	5,180
Severance costs	2,787	2,787
Showroom opening costs	2,545	2,545
New production facility start-up costs	349	349
COVID-19 related expenses	331	331
Adjusted EBITDA	$2,100	$2,300

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